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                                                                       EXHIBIT 7
                               BERTUCCI'S, INC.


PERSONAL AND CONFIDENTIAL
-------------------------
                                                  April 6, 1998

NE Restaurant Company, Inc.
c/o Jacobson Partners
595 Madison Avenue
New York, New York  10022
Attention:  Benjamin Jacobson

Gentlemen:

    In connection with your consideration of a possible transaction with Bertucci's, Inc. (the "Company"), you have requested information concerning the Company. As a condition to your being furnished such information, you agree to treat any information concerning the Company (whether prepared by the Company, its advisors or otherwise) which is furnished to you by or on behalf of the Company (herein collectively referred to as the "Evaluation Material") in accordance with the provisions of this letter and to take or abstain from taking certain other actions herein set forth. The term "Evaluation Material" does not include information which (i) is already in your possession, provided that such information is not known by you to be subject to another confidentiality agreement with or other obligation of secrecy to the Company or another party, or (ii) becomes generally available to the public other than as a result of a disclosure by you or your directors, officers, employees, agents or advisors, or
(iii) becomes available to you on a non-confidential basis from a source other than the Company or its advisors, provided that such source is not known by you to be bound by a confidentiality agreement with or other obligation of secrecy to the Company or another party.

    You hereby agree that the Evaluation Material will be used solely for the purpose of evaluating a possible transaction between the Company and you, and that such information will be kept confidential and not disclosed by you and your advisors except to the extent required by
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NE Restaurant Company, Inc.
April 6, 1998
Page 2

applicable law or regulations; provided, however, that (i) any of such information may be disclosed to your directors, officers and employees and representatives of your advisors who need to know such information for the purpose of evaluating any such possible transaction between the Company and you (it being understood that at the time of such disclosure such directors, officers, employees and representatives shall be informed by you of the confidential nature of such information and shall be directed by you to treat such information confidentially), and (ii) any disclosure of such information may be made to which the Company consents in writing.

    In the event that you are requested or required (by oral questions, interrogatories, requests for information or documents, subpoena, civil investigative demand or other process) to disclose any Evaluation Material, it is agreed that you will provide the Company with prompt notice of any such request or requirement so that the Company may seek an appropriate protective order or waive your compliance with the provisions of this letter. If, failing the entry of a protective order or the receipt of a waiver hereunder, you are, in the opinion of your counsel, compelled to disclose Evaluation Material, you may disclose that portion of the Evaluation Material your counsel advises you that you are compelled to disclose, provided that you notify the Company not later than the time of such disclosure of the nature and extent of such disclosure. In any event, you will not oppose action by, and you will cooperate with the Company to obtain an appropriate protective order or other reliable assurance that confidential treatment will be accorded the Evaluation Material. All references to you in this paragraph shall be deemed to include your agents and employees.

    You hereby acknowledge that the Evaluation Material is being furnished to you in consideration of your agreement that for a period of two years from the date hereof neither you nor any of your affiliates or subsidiaries will, directly or indirectly, unless in any such case specifically invited to do so by the Board of Directors of the Company, (i) in any manner acquire or agree to acquire, any securities or property of the Company, except for the purchase of shares of Common Stock of the Company pursuant to a cash tender offer for all of the issued and outstanding shares of Common Stock of the Company at a price per share of not less than $10.50 (a "Qualified Tender Offer"), (ii) commence a tender or exchange offer for any securities of the Company, except for a Qualified Tender Offer.
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NE Restaurant Company, Inc.
April 6, 1998
Page 3

    You agree that neither you nor any of your affiliates or subsidiaries will
(i) for a period of two years from the date hereof solicit for employment or hire any officer of the Company or any of its subsidiaries or any other employee of the Company or any of its subsidiaries, including any area or regional manager, with whom you have had contact in connection with your consideration of a possible transaction with the Company and (ii) for a period of one year from the date hereof solicit any area or regional manager who became known to you, but with whom you have not had contact, in connection with your consideration of a possible transaction with the Company

    It is further understood and agreed that Jason Hutchinson of NationsBanc Montgomery Securities (415-627-2476) will arrange for appropriate contacts for due diligence purposes. It is also understood and agreed that all (i) communications regarding a possible transaction, (ii) requests for additional information, (iii) requests for facility tours or management meetings and (iv) discussions or questions regarding procedures, will be submitted or directed exclusively to Jason Hutchinson, and that none of you or your representatives who are aware of the Evaluation Material and/or the possibility of a transaction will initiate or cause to be initiated any communication with any director, officer or employee of the Company concerning the Evaluation Material until expressly authorized by Jason Hutchinson.

    Although the Company has endeavored to include in the Evaluation Material information known to it which it believes to be relevant for the purpose of your investigation, you understand that neither the Company nor any of its directors, employees, shareholders, representatives or advisors have made or make any representation or warranty as to the accuracy or completeness of the Evaluation Material. You agree that neither the Company nor its directors, employees, shareholders, representatives or advisors shall have any liability to you or any of your representatives or advisors resulting from the use of the Evaluation Material.

    You understand and agree that money damages would not be a sufficient remedy for any breach of this letter by you and that the Company shall be entitled to specific performance and injunctive relief as remedies for any such breach.
Such remedies shall not be deemed to be the exclusive remedies for your breach of this letter but shall be in addition to all other remedies available at law or in equity to the Company.
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NE Restaurant Company, Inc.
April 6, 1998
Page 4

    In the event that you do not proceed with the transaction which is the subject of this letter within a reasonable time, you shall promptly redeliver to the Company all written Evaluation Material and any other written material containing or reflecting any information in the Evaluation Material (whether prepared by the Company, its advisors or otherwise) and will not retain any copies, extracts or other reproductions in whole or in part of such written material. All documents, memoranda, notes and other writings whatsoever prepared by you or your advisors based on the information in the Evaluation Material shall be destroyed, and such destruction shall be certified in writing to the Company by an authorized officer supervising such destruction.

    You agree that unless and until a definitive agreement between the Company and you with respect to any transaction referred to in the first paragraph of this letter has been executed and delivered, neither the Company nor you will be under any legal obligation of any kind whatsoever with respect to such a transaction by virtue of this or any written or oral expression with respect to such a transaction by any of its directors, officers, employees, agents or any other representatives or its advisors or representatives thereof except, in the case of this letter, for the matters specifically agreed to herein. The agreement set forth in this paragraph may be modified or waived only by a separate writing by the Company and you expressly so modifying or waiving such agreement.

    It is further understood and agreed that no failure or delay by the Company in exercising any right, power or privilege under this Agreement shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise of any right, power or privilege hereunder.

    You hereby irrevocably and unconditionally submit to the non-exclusive jurisdiction of any State or Federal court sitting in Boston, Massachusetts over any suit, action or proceeding arising out of or relating to this letter. You hereby agree that service of any process, summons, notice or document by U.S. registered mail addressed to you shall be effective service of process for any action, suit or proceeding brought against you in any such court. You hereby irrevocably and unconditionally waive any objection to the laying of venue of any such suit, action or proceeding brought in any such court and any claim that any such suit, action or proceeding brought in any such court has been brought in an inconvenient forum. You agree that a final judgment in any such suit, action or proceeding brought in any such
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NE Restaurant Company, Inc.
April 6, 1998
Page 5

court shall be conclusive and binding upon you and may be enforced in any other courts to whose jurisdiction you are or may be subject, by suit upon such judgment.

    In the event that any provision or portion of this letter is determined to be invalid or unenforceable for any reason, in whole or in part, the remaining provisions of this letter shall be unaffected thereby and shall remain in full force and effect to the fullest extent permitted by applicable law.

    This letter shall be governed by and construed in accordance with the laws of The Commonwealth of Massachusetts. This Agreement is not assignable by you without the written consent of the Company.

    Please sign both copies of this letter and return a fully executed copy to me, which will constitute our agreement with respect to the matters set forth herein.

                                    Very truly yours,

                                    BERTUCCI'S, INC.


                                    By: /s/ Norman S. Mallet
                                       -------------------------------


CONFIRMED AND AGREED TO:

NE RESTAURANT COMPANY, INC.


By: /s/ Benjamin Jacobson
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Date: 4-8-98
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